EXHIBIT 8.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Incorporation

RADCOM, Inc.	New Jersey, United States

RADCOM Investments (96) Ltd.	Israel

RADCOM do Brasil Comercio, Importacao E Exportacao Ltda.	Brazil

RADCOM Trading India Private Limited	India

RADCOM Canada Limited	Ontario, Canada